Due Diligence Report

TO: Yorkville Advisors

FROM: Dr Richard J Harley, Biofuels Expert, GLG Councils

Report on a Field Trip visit to Dresden, Eppendorf, Germany Wednesday 10th and Thursday 11th October 2007, at the request of David Fine, Yorkville Advisors

The Report is based on written material supplied by Global Energy Inc., discussions with the inventor Dr. Christian Koch, CEO., of ALPHAKAT GmbH, and a visit the demonstration plant in Eppendorf, Germany on Thursday 11th October 2007.

I was accompanied, on the trip, by Mr Asi Shalgi, CEO of Global Energy Inc., and Engineer Mr Yossi Raz, Engineer of Global Energy Inc.

The report is written to support Yorkville Advisors to evaluate the KDV technology invented and demonstrated by Dr. Christian Koch.

The report answers the following questions:

1.	Evaluate the validity of the technology and its background.

2.	Watch a physical demonstration(s) of the plant and its outcomes. To include process, flow and consistency of the process.

3.	Quality of produced diesel, when compared to standard norms of the European Commission (EC) = EN590 standard

4.	Economic analysis of the current largest unit KDV500.

5.	Patent coverage worldwide

1.	Validity and background of the technology.

The technology utilises fine molecule catalyst that is known in the refinery industry but is produced differently .The catalyst (Natrium Aluminium Silicat) is an ion-exchange and 100 % crystallized catalyst, in an oil cycle instead of the natural water cycle of crude oil production in nature and with a heating turbine (not like the nature sediment process) thus reaching the diesel production within 3 minutes conversion time instead of 300.000.000 years as in nature.

The catalyst is used in different forms in the oil refinery industry. The mix of catalyst in the hot temperature (occurred in the fast spinning turbine), break the long chain of the organic molecule and produce diesel steam that later condense into diesel liquid.

The technology is well presented in the Patent description and the detail explanation of the process flow diagram as it is covered by the patent.

The standard industrial KDV plant, the KDV500 (catalytic pressure-free oiling for at least 500 l/h Diesels) was economically optimized for the most diverse biological and organic waste materials used. The following list of potential application results, show that from technological point of view waste and residual substances can be processed by the KDV processed into good quality mineral Diesel Fuel and can be done decentralized:

Any hydrocarbon content materials such as:

Plastics of all kinds, including the PVC and PET bottles
Rubber and motor-car tires
Waste oils, waxes and fats of all kinds (used kitchen fats) including the oil of the electrical changing of currency and hydraulic oils
Agricultural wastes, animal waste products and spoiled food
Hospital wastes, sterilized, drains and dried, as well as
All refinery arrears, bitumen, tars, etc.

NB Please see attached photographs taken by the author at the plant in Eppendorf.

It is important to mention that the poison materials contained in the raw material such as heavy metals, or chlorine, are bound efficiently and reliably neutralized by the catalyst and the added Lime or caustic and can be used for roads as soil replacement or dumped into an ordinary landfill site.

Due to the low processing temperatures the develop of Dioxins and Furans is not occur, thus no danger for the environment and any emissions does not contain any hazardous gases and pollutants just pure CO2.

2.	Demonstration plant

The demonstration plant is in the town of Eppendorf, Germany is well described in Global Energy Inc., report made by Engineer Yossi Raz.

Since that report it is noticeable that Dr. Koch constructed the new KDV system as well as new full scale KDV500 that was erected to serve as test bench for the newly produced turbine.

Dr. Koch demonstrated to me on the morning of October 11th 2007 the operation of the small KDV45 that is in operation in Eppendorf in a batch mode and it produced diesel out of different types of waste. Among them Municipal Waste (MW) that has been brought to site by a Czech Republic delegation who arrived to site to test their waste, while I was there.

3.	Process

I have not seen the other plants located in Spain, Bulgaria, but based on what I have seen in the report made by Engineer Yossi Raz, and the demonstration plant in Eppendorf during my visit, I can estimate that the distillate process is still suffering with some bottle necks and process flow. But I can confidently state that all these problems are typical for demonstration of new technology and process, and can be resolved by proper bottle necking analysis and process review, as has been solved by other process industries in petrochemical, refinery and other Biofuels production.

I have been informed that Global Energy Inc., is sending next week a team of process engineers to review the current design look for process problems and have it run in a computerized simulation to solve as much process failure as possible. According to Yossi Raz he anticipates very minor and small corrections to have the KDV500 operate with continuous mode.

4.	Quality of diesel

Global Energy Inc., submitted three sets of laboratory analysis of the diesel quality.

Two different sets of diesel produced in Eppendorf and two different batches and one from the plant in Mexico.

The samples were tested by the Israeli Petroleum Institute (A government Institute) that serves as an independent laboratory to analyze samples of different oil products for the Israeli market.

The diesel in the first batch was tested to comply with the norm of diesel for heating and with the norm of diesel for transportation.

The samples were tested for the norm of EN 590 (European standard) for: Appearance, Density, Distillations points of [o] C, Recovered at 250 [o] C and 350 [o] C, Viscosity at 40 [o] C, Flash point at [o] C, Ash content, Sulphur content, CFPP [o] C, Lubrication, Cetane number, Copper corrosion, Water content ppm, Carbon residue as % of mass, Total contamination mg/kg, Oxidation stability g/m3, Clear & bright, The sample as shown in the reports comply 100% with the norms and standards of diesel for heating and differ from the norm of diesel for transportation with higher sulphur content, water, and density.

Dr. Koch emphasize that if he works in continuous process to produce the diesel from waste he can control better the PH level and remove the surplus and separate better the water, reaching the precise density and control the sulphur level as the small unit in Eppendorf does not have desulphurization unit that exist in the KDV 500 models.

The sample from Mexico shows that it meets the diesel for transportation, has better Cetane number 57 (EN590 standard >47).

All diesel samples had calorific value of 10,900 Kcal/kg were the minimum is 10,000 Kcal/kg.

I believe that in proper continues process the production of diesel at the norm can be achieved.

5.	Economic analysis

The economic analysis demonstrate that the cost of the KDV500 is 3.2 million Euro plus additional 0.6 million Euro for peripheral equipment total of 3.8 million Euro. This is current sale price of the system and can be reduced further by more optimize engineering design and after learning curve of the fabrication of more units. A customer could be give a reduction on the price if the bought more than one unit.

The calculation is conservative and include full cost of the catalyst 0.2 million Euro per annual consumption were today most of the catalyst is recycled and thus the operating cost can be significant lower.

The calculation shows that the production cost of one litre of diesel when the project is financed by 20% equity and 80% loan at 6.5% annual interest rate is maximum –0.34 Euro / litre (the cost covers variable cost, labour, maintenance, capital cost of interest and principals and taxes) . The estimated whole sell price by the company is 0.55 Euro/litre (this reflects a price of 174.79 Euro per barrel of refine diesel). The price of litre diesel at the pump in Europe is 1.10 –1.25 Euro, the whole sale price brings the project IRR to be over 40% and equity IRR of over 150%.

When project investment cost will decreased and with the minimum use of catalyst the operating cost will be also reduced than the economic results will be even better.

NB A cashflow forecast is attached.

6.	Patent converge

Dr. Koch has registered the Patent in Germany, Europe, USA, Russia, Brazil and several other East Europe countries. Also, ROC China, Japan.

Every year Dr Koch adds additional new Patents to the previous Patent and thus extends the life of the patent protection, it is always ongoing.

The catalyst is produced by Sud Chemie under special license form Dr. Koch and is only available for use in plant that has purchased it form him and have license from ALPHAKAT GmbH.

Conclusions and Recommendations:

All the Due Diligence documentation I have received is correct and truthful
I have seen KDV test machine operating, with a range of Feedstocks, and actually producing mineral oil
The KDV meets all known environmental standards
All the Patents are valid, registered and up-to-date
Therefore, I have no hesitation in recommending the KDV plant, as designed by Dr Koch, can produce “useful Diesel oil at a commercially reasonable cost without prohibitively expense waste”